Exhibit 99.1

SAFLINK Conference Call Transcript

OPERATOR:

I would like to introduce Charles Messman, Managing Partner of MKR Group — SAFLINK’s investor relations firm — who will read a brief statement regarding forward looking statements that may be stated on this call.

Charles Messman:

Forward Looking Statements

Welcome to SAFLINK Corporation’s Corporate Update conference call, before we begin, I’d like to read a prepared notice regarding forward-looking statements.

The discussion today may include forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. These statements are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding the Company’s future financial results, expected profitability, its projected expansion and growth, optimism about achieving higher revenues and improved operating results in future quarters, its customers, markets and product demand, and any comments management may make about the Company’s future.

The Company’s actual results could differ materially from those stated or implied by in management’s forward-looking statements due to risks and uncertainties associated with the Company’s business which include, but are not limited to, those disclosed in the recent Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K. Management encourages you to read those disclosures.

Glenn Argenbright, President and CEO of SAFLINK Corporation, will read a brief statement that has been reviewed and approved by the key parties on the winning Smart Border Alliance team. Due to the strict guidelines concerning the public release of information surrounding the award and related details at this current time, the Company will not conduct a question and answer session after the call. There will be a replay available approximately 2 hours after the call for 48 hours by dialing 877-519-4471 domestically, or 973-341-3080 internationally, and entering the passcode: 4844672.

I now would like to introduce Glenn Argenbright.

Glenn Argenbright, CEO:

Thanks Charles.

Ladies and gentlemen, as you many of you are aware, on Tuesday of this week an Accenture-led team, known as the Smart Border Alliance, was selected by the US Department of Homeland Security (DHS) to design and implement the United States Visitor and Immigrant Status Indicator Technology, or US VISIT, program.

The reason for this call is to clarify SAFLINK’s role with respect to the US VISIT program and the Smart Border Alliance team. I’m pleased to confirm that SAFLINK is a member of the winning team. We worked with Raytheon to provide biometric technology and biometric standards expertise on the proposal.

I would now like to discuss the overall scope of the US VISIT award. The contract has two phases: an initial five-year term, with five one-year options in subsequent years. Homeland Security officials have placed its value at up to $10 billion. The program is a task driven project, in which work to be done will be defined by DHS and managed by Accenture. Congress has appropriated $90 million to this program this fiscal year and the program will require Congressional appropriations in future fiscal years.

US-VISIT will be designed to provide the capability to record the entry and exit of non-U.S. citizens to the United States, to verify the identity of incoming visitors and to confirm compliance with visa and immigration policies. The system will be designed to record the entry and exit of visitors through the use of digital-finger scans and digital photos captured at the ports of entry.

The goals of the US-VISIT program are to enhance the security of the U.S. citizens and visitors, expedite legitimate travel and trade, ensure the integrity of the immigration system, and safeguard the personal privacy of visitors and immigrants.

With government programs such as this, team members typically sign teaming agreements prior to the award, then enter into product or service agreements after the award is made. Currently, subcontractors on the Smart Border Alliance are in the process of formalizing their contractual relationships with Accenture or other subcontractors on the team. We currently are in that process as well. Team members have been asked not to issue any press releases or official announcements related to the US-VISIT program until these contractual relationships are finalized, unless they are required to do so to comply with SEC regulations.

Since we believe our involvement in this program could be material to our financial operations, we are holding this call with investors and will file a transcript of this call with the SEC within the next 24 hours.

We expect that we will be able to negotiate a subcontract with the Smart Border Alliance, however, as is with the case of all subcontractors that participated on the proposal, ultimately, there is no guarantee.

We believe that our involvement in the program will continue to center around our biometric expertise on systems, technologies and standards, however our ultimate role and solutions provided will be defined by DHS and Accenture.

As mentioned earlier on this call, we will not be holding a question and answer session following this statement. We hope to release further information as this program moves forward. We have been asked that all questions about the information communicated on this call be directed to representatives of Accenture.

Thank you for your time.